Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Agreement”) is entered into as of June 7, 2022 (“Effective Date”) by and between Plaintiffs RocketFuel Blockchain, Inc. (“RBI”) and RocketFuel Blockchain Company (“RBC”) (collectively “Plaintiffs”) and Defendant Joseph Page hereby (together, with the Plaintiffs, the “Parties”).

Recitals

A.	WHEREAS, Plaintiffs filed a lawsuit titled RocketFuel Blockchain, Inc., et al. v. Joseph Page, Case No. 2:21-cv-00103-KJD-EJY (U.S. Dist Ct., NV) (the “Action”) that is now in the United States District Court, the District of Nevada, in which Plaintiffs allege various claims against Defendant.

B.	WHEREAS, Defendant alleged various counterclaims against the Plaintiffs in the Action and filed an appeal with the Ninth Circuit, which has been dismissed.

C.	WHEREAS, Defendant has filed an action titled Joseph Page v. Shumaker Mallory LLP, et al., Case No. 2:21-cv-02002-KJD-BNW (the “SM Action”)that is now pending in the United States District Court, the District of Nevada, in which Defendant asserts various claims against Plaintiff’s legal counsel. Shumaker Mallory has filed several responsive pleadings in the matter which are pending and scheduled for hearing on June 14, 2022.

C.	WHEREAS, the Parties deny all material allegations made by the other Party in the Action.

D.	WHEREAS, on June 7, 2022, the Parties reached an agreement to settle the claims related to the Action, which agreement was put on the record in the Action.

E.	WHEREAS, the Parties desire to avoid the risk and expense relating to the Action and desire to settle, without admitting any liability, the claims, controversies, or disputes between them.

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Agreement

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Recitals; Acknowledgements.

The Recitals set forth above are material terms of this Settlement Agreement and are incorporated herein by reference.

This Settlement Agreement is made pursuant to the agreement reached by the parties on or around June 7, 2022, and placed on the record in the Action and constitutes the “Settlement Agreement.”

2.	No Admission of Liability.

The Parties agree that this settlement is a product of compromise. This Settlement Agreement shall not in any way be construed as an admission that any Party is liable to any other Party in any way, or that any Party has any rights or claims whatsoever against any other Party. Each Party specifically disclaims liability to the other Party.

3.	Return of Shares to RocketFuel Blockchain, Inc.

Defendant agrees to transfer and shall transfer to Plaintiff RBI the total of 3,600,394 shares of RBI’s common stock. Defendant shall keep 1,500,000 shares of RBI’s common stock in accord with the terms set forth herein:

a.	RBI will release any restrictions it controls over Defendant’s 1,500,000 shares of RBI subject to applicable laws and regulations; and

b.	Within two business days of the Effective Date, Defendant shall instruct RBI’s transfer agent, Action Stock Transfer, Inc., to transfer to RBI 3,600,394 shares of RBI’s common stock and to issue and deliver to RBI a physical certificate therefor.

4.	Omitted.

5.	Releases.

The Parties agree to the following Mutual Releases effective upon the receipt of the First Settlement Payment.

a.	Plaintiffs Release and Covenant Not to Sue. Plaintiffs, on behalf of themselves and any and all of their related companies, parent companies, affiliates, subsidiaries, officers, directors, partners, members, owners, employees, agents, attorneys, insurers, corporate representatives, shareholders, predecessors, successors, and assigns, do hereby RELEASE, REMISE, FOREVER DISCHARGE FOREVER DISCHARGE AND COVENANT NOT TO SUE Defendant and his related companies, parent companies, affiliates, subsidiaries, officers, directors, partners, members, owners, employees, agents, attorneys (THIS DOES NOT INCLUDE THE LAW FIRM OF ELLENOFF, GROSSMAN & SCHOLE, LLP OR ANY ATTORNEYS EMPLOYED BY OR PART OF ELLENOFF, GROSSMAN, & SCHOLE, LLP), insurers, corporate representatives, shareholders, predecessors, successors, and assigns hereto from any and all liabilities, obligations, actions, claims, causes of action, suits, proceedings, demands, damages, costs, and expenses of every kind whatsoever, arising from or relating to any alleged act, occurrence, omission, or transaction occurring or happening prior to the Effective Date of this Settlement Agreement.

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b.	Defendant Releases and Covenants Not to Sue. Defendant, on behalf of himself, Blockchain Inc. and any and all of its related companies, parent companies, affiliates, subsidiaries, officers, directors, partners, members, owners, employees, agents, attorneys, insurers, corporate representatives, shareholders, predecessors, successors, and assigns, does hereby RELEASE, REMISE, FOREVER DISCHARGE, AND COVENANT NOT TO SUE Plaintiffs and Plaintiffs’ related companies, parent companies, affiliates, subsidiaries, officers, directors, partners, members, owners, employees, agents, attorneys (THIS DOES NOT INCLUDE THE LAW FIRM OF ELLENOFF, GROSSMAN & SCHOLE, LLP OR ANY ATTORNEYS EMPLOYED BY OR PART OF ELLENOFF, GROSSMAN, & SCHOLE, LLP), insurers, corporate representatives, shareholders, predecessors, successors, and assigns from any and all liabilities, obligations, actions, claims, causes of action, suits, proceedings, demands, damages, costs, and expenses of every kind whatsoever, known or unknown, arising from or relating to any alleged act, occurrence, omission, or transaction occurring or happening prior to the Effective Date of this Settlement Agreement.

c.	Defendant Releases Cross Defendants and Covenants Not to Sue. Defendant, on behalf of himself and any and all of its related companies, parent companies, affiliates, subsidiaries, officers, directors, partners, members, owners, employees, agents, attorneys, insurers, corporate representatives, shareholders, predecessors, successors, and assigns, does hereby RELEASE, REMISE, FOREVER DISCHARGE, AND COVENANT NOT TO SUE Gert Funk; Bennett J. Yankowitz; Henrik Oerbekker; Henrik Rouf; Carsten Jensen; Pacificwave Partners, Limited; Pacificwave Partners UK Ltd.; Pacificwave Partners Europe Sarl; and Saxton Capital, Ltd. and their related companies, parent companies, affiliates, subsidiaries, officers, directors, partners, members, owners, employees, agents, attorneys (THIS DOES NOT INCLUDE THE LAW FIRM OF ELLENOFF, GROSSMAN & SCHOLE, LLP OR ANY ATTORNEYS EMPLOYED BY OR PART OF ELLENOFF, GROSSMAN, & SCHOLE, LLP), insurers, corporate representatives, shareholders, predecessors, successors, and assigns from any and all liabilities, obligations, actions, claims, causes of action, suits, proceedings, demands, damages, costs, and expenses of every kind whatsoever, known or unknown, arising from or relating to any alleged act, occurrence, omission, or transaction occurring or happening prior to the Effective Date of this Settlement Agreement.

d.	All of Plaintiffs’ and Defendant’s releases expressly exclude (1) claims which have been, could have been, or may be asserted by the Parties directly against Ellenoff, Grossman, Schole, LLP or any attorneys employed by or part of Ellenoff, Grossman, & Schole, LLP.

6.	Patent Application Representations & Cooperation

a.	Defendant hereby warrants, covenants and represents that, as of the date hereof, he has not filed or assisted anyone else in filing any patent applications that would preempt or infringe upon Plaintiffs’ patent applications, including: (i) patent application numbers 14/078,202, 14/244,058, 14/324,134, 14/616,683, and 14/970,404; and (ii) patent application numbers 16/870,834, 16/877,251, and 16/877,347.

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b.	If requested by Plaintiffs, Defendant shall reasonably cooperate in executing any documents or providing information needed by Plaintiffs in connection with Plaintiffs’ patent applications numbers 14/078,202, 14/244,058, 14/324,134, 14/616,683, and 14/970,404.

c.	If requested by Plaintiffs, Defendant shall complete and execute a Declaration (37 Cfr 1.63) for Utility or Design Application Using an Application Data Sheet (37 CFR 1.76) on the U.S. Patent and Trademark Office’s current form therefor, with respect to patent application numbers 16/870,834, 16/877,251, and 16/877,347.

d.	Plaintiffs hereby warrant, covenant and represent that they will not seek any restriction on Defendant’s ability to make new inventions or to seek new patents.

7.	U.S. District Court Retention of Jurisdiction

The Parties hereby agree that the United States District Court, the District of Nevada in Las Vegas will retain jurisdiction to enforce any provisions of this Settlement Agreement.

8.	Dismissal with Prejudice.

Following the mutual execution of this Settlement Agreement, the Parties shall within three (3) business days file a Stipulation for Dismissal of the Action with Prejudice. The Stipulation will include a dismissal of all parties, including parties previously dismissed without prejudice, as to all claims for relief in the Complaint and the Cross-Complaint/Counterclaim. The Parties also hereby agree that any Stipulation for Dismissal of the Action with Prejudice filed with the Court shall have an order for the Court to sign that the dismissal with prejudice is subject to a specific retention of jurisdiction by the Court to enforce this Settlement Agreement.

9.	Dismissal with Prejudice of SM Action.

Following the mutual execution of this Settlement Agreement, Defendant shall within three (3) business days file a Request for Dismissal of the SM Action with Prejudice. The Request for Dismissal will include a dismissal of all parties and all claims with prejudice.

10.	Attorneys’ Fees and Costs.

The Parties each agree to bear their own fees and expenses relating to the Action and this Settlement Agreement. If any action is filed to enforce the terms of this Agreement, the prevailing party shall be entitled to its attorney fees and costs.

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11.	Entire Agreement; Written Modifications Only.

This Settlement Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter hereof, and there are no other covenants, promises, agreements, or understandings regarding same. This Settlement Agreement, including the provisions of this Paragraph, may not be modified except by written amendment to this Settlement Agreement signed by the Parties affected by the same, and the Parties hereby:

a.	expressly agree that it shall not be reasonable for any of them to rely on any alleged, non-written amendment to this Settlement Agreement;

b.	irrevocably waive any and all right to enforce any alleged, non-written amendment to this Settlement Agreement; and

c.	expressly agree that it shall be beyond the scope of authority (apparent or otherwise) for any of their respective agents to agree to any non-written modification of this Settlement Agreement.

12.	Warranties.

Each Party warrants, covenants and represents that, as of the date hereof, it or they have not assigned, transferred or conveyed or purported to have assigned, transferred or conveyed, to any person or entity, any of the claims it/he/she is releasing. Each Party further warrants, covenants, and represents that it/he/she has the sole and complete right and full authority to pursue the claims it/he/she is releasing and to enter into and execute this Settlement Agreement resolving the claims it/he/she is releasing as the legal, valid, and binding act and deed of such party.

13.	Voluntary Release.

The Parties represent that they have carefully read this Settlement Agreement, understand its contents, have had the opportunity to ask any questions of that Party’s own counsel, and have signed this Settlement Agreement knowingly and voluntarily.

14.	Severability.

If any provision, section, subsection or other portion of this Settlement Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, when such determination shall become final, such provisions or portions shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Settlement Agreement enforceable. The validity or enforceability of the remainder of the Settlement Agreement shall not be affected by the invalidity or unenforceability of any provision. This Settlement Agreement as thus amended shall be enforced to give effect to the intention of the Parties in so far as that is possible.

15.	Interpretation.

This Settlement Agreement has been jointly drafted by the Parties and shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties.

16.	Headings.

The headings on paragraphs and subparagraphs of this Settlement Agreement are for convenience only, and shall have no effect other than for convenience of reference.

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17.	Waiver.

No waiver of any of the provisions or conditions of this Settlement Agreement or any of the rights of a Party shall be effective or binding unless such waiver shall be in writing and signed by the Party claimed to have given such waiver.

18.	Binding on Successors and Assigns.

This Settlement Agreement shall be binding upon and inure to the benefit of the Parties, their assigns, legal representatives, attorneys, and successors in interest.

19.	Notice.

The Parties agree that the following shall constitute sufficient notice for all purposes under this Settlement Agreement (“Written Notice”):

a.	If to Plaintiffs, via Federal Express and email to:

RocketFuel Blockchain, Inc.
201 Spear Street, Suite 1100
San Francisco, CA 94105
Email: b.yankowitz@rocketfuelblockchain.com

with a copy to:

Bennett J. Yankowitz, Esq.
RocketFuel Blockchain, Inc.
280 S. Beverly Dr., Suite 505
Beverly Hills, CA 90212
Email: b.yankowitz@rocketfuelblockchain.com

and

Nathanael Rulis, Esq.
Kemp Jones
3800 Howard Hughes Pkwy., 17th Floor
Las Vegas, NV 89169
Email: n.rulis@kempjones.com

b.	If to Defendant, via Federal Express and email to:

Joseph Page
PO Box 94332
Las Vegas, NV 89193
Email: jpage@josephpage.com

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c.	To the extent the Parties wish to alter the instructions for their receipt of Written Notice, they shall provide Written Notice of any changes in accord with this paragraph.

20.	Governing Law and Forum

The laws of the State of Nevada applicable to contracts made or to be wholly performed there (without giving effect to choice of law or conflict of law principles) shall govern the validity, construction, performance and effect of this Settlement Agreement. Any lawsuit to interpret or enforce the terms of this Settlement Agreement shall be brought in a court of competent jurisdiction in the United States District Court, District of Nevada.

21.	Counterparts

This Settlement Agreement may be executed in more than one counterpart, each of which shall be deemed an original and shall be binding upon any Party executing the same and all of which together shall constitute one and the same document. This Settlement Agreement shall become effective when all Parties hereto have executed a counterpart hereof.

[Signatures on following page]

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On Behalf of Plaintiff RocketFuel Blockchain, Inc.:

Dated: June 7, 2022	By: /s/ Peter M. Jensen
Its: CEO

On Behalf of Plaintiff RocketFuel Blockchain Company:

Dated: June 7, 2022	By: /s/ Peter M. Jensen
Its: CEO

Defendant Joseph Page

Dated: June 7, 2022	/s/ Joseph Page

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